Exhibit 99.1

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000; Gerard Riker, Executive Vice President and Chief Financial Officer

SOMERSET HILLS BANCORP ANNOUNCES CHANGE IN PRINCIPAL ACCOUNTANTS

BERNARDSVILLE, NEW JERSEY, APRIL 5, 2006…Somerset Hills Bancorp (NASDAQ Capital Market: SOMH and SOMHW) announced today that effective March 30, 2006, the Company dismissed KPMG LLP and appointed Crowe Chizek and Company LLC as its principal accountants.

KPMG’s audit reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2005 and December 31, 2004 did not contain an adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. It has announced plans to open three additional offices in Madison, Stirling and Long Valley. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW. You can visit our website at www.somersethillsbank.com.